UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 16, 2005

DIGITAL GENERATION SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-27644	94-3140772
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

750 West John Carpenter Freeway, Suite 750 Irving, Texas	75039
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (972) 581-2000

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On March 21, 2005, Digital Generation Systems, Inc. (the “Company”) purchased 6,286,146 shares of Series B Convertible Preferred Stock, $0.0001 par value per share (the “Series B Preferred Stock”), from Verance Corporation, a Delaware corporation (“Verance”), for $2.5 million pursuant to that certain Series B Convertible Preferred Stock Purchase Agreement, dated March 16, 2005 (the “Agreement”) between Verance and the Company.

Other than the Agreement, the Company and its affiliates do not have a material relationship with Verance. However, the Company and Verance have previously entered into agreements that enable the Company to add certain services provided by Verance to its products. The Company has determined that these existing agreements are not “material definitive agreements” for purposes of Item 1.01(b) of Form 8-K.

Subject to certain exceptions, the terms of the Agreement require the Company to purchase an additional 6,286,146 shares of Series B Preferred Stock from Verance for $2.5 million by July 5, 2005. The Company will own less than 20% of Verance on an as-converted basis following this additional purchase.

The Series B Preferred Stock is convertible into common stock, $0.0001 par value per share (the “Common Stock”), and will be automatically converted into Common Stock (1) upon the election of the holders of 66  2/3% of the Series A Preferred Stock and Series B Preferred Stock acting together, (2) immediately prior to a qualified public offering by Verance, or (3) if the additional $2.5 million purchase of Series B Preferred Stock is not made by the Company. The holders of Series B Preferred Stock are entitled to cumulative cash dividends of 7% per annum per share. Verance has the option to pay such dividends in kind with shares of Series B Preferred Stock. For purposes of liquidation or in connection with a sale or merger by Verance, the Series B Preferred Stock is senior to any other capital stock of Verance. Holders of Verance’s preferred stock vote together with holders of its Common Stock on an as-converted basis.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DIGITAL GENERATION SYSTEMS, INC.
(Registrant)
Date: March 25, 2005
	By:	/s/ Omar A. Choucair
Omar A. Choucair
Chief Financial Officer